Pending Litigation

In connection with the reorganization of each of Helios Advantage Income Fund, Inc., Helios High Income
Fund, Inc., Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund, Inc. (together with their predecessors, the "Closed-End Funds") into the Fund, all rights, defenses, potential liabilities and/or claims associated with the Opt-Out Actions (defined below) were assumed by the Fund, including any potential claims by the Closed-End Funds for indemnification and/or contribution or any similar claims against any released defendant parties related to any Opt-Out Actions related to the Class Action
(defined below).

On August 5, 2013, the federal court in the Western District of Tennessee entered an order approving a settlement of a securities class action proceeding encaptioned In re Morgan Keegan Closed-End Fund
Litigation (the "Class Action") against the Closed-End Funds and other defendants. Subsequent to the
Class Action settlement, five separate purported Opt-Out Actions were filed against the Closed-End
Funds in the Western District of Tennessee on behalf of a number of investors (the "Opt-Out Actions").

One action, the Warwick Action, has been entirely dismissed by the Court. In another, the Small Action, the Court dismissed all claims against the Closed-End Funds except for a Section 11 claim against RMK
Multi-Sector High Income Fund, Inc. ("RHY")(i.e., Helios Multi-Sector High Income Fund, Inc.) which
Plaintiff alleges resulted in damages in excess of $342,000. The Closed-End Funds and non-fund defendants filed a motion to strike and/or dismiss remains pending. In another case, the Starnes Action, the Court dismissed all claims brought by three of the five plaintiffs. For the remaining two plaintiffs in the
Starnes Action, and for all three plaintiffs in a separate case, the Stein Action, the Court dismissed the
Section 12(a)(2) claim against RHY, but declined to dismiss a Section 10b-5 claim against all the Closed-
End Funds, and a Section 11 claim against RHY. The Closed-End Funds and non-fund defendants filed motions to reconsider the Court's rulings in the Starnes and Stein Actions which remain pending. A motion to dismiss also remains pending in the final case, the Adkins Action. The Adkins Action, Starnes
Action and Stein Action are brought on behalf of approximately one-hundred, two and three investors respectively, and seek among other forms of relief compensatory damages not quantified against all defendants, jointly and severally, in an amount to be proven at trial.

No estimate of the effect, if any, of these pending lawsuits on the Fund can be made at this time.